EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

X-CAL USA, INC.

and

VALOR GOLD CORP.

and

PARAMOUNT GOLD & SILVER CORP.

ASSET PURCHASE AGREEMENT

For the transfer of the Vendor's interest in mineral properties and related assets in Reese River, Nevada to the Purchaser

---

November 1, 2012

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2012.

AMONG

X-CAL USA, INC., a company incorporated and subsisting under the laws of Nevada, United States

(the "**Vendor**")

AND

VALOR GOLD CORP., a company incorporated and subsisting under the laws of Delaware, United States

(the "**Purchaser**")

AND

PARAMOUNT GOLD & SILVER CORP., a company incorporated and subsisting under the laws of Delaware, United States

("Paramount")

WHEREAS:

A. The Vendor is the owner of the Purchased Assets and a wholly owned subsidiary of Paramount; and

B. The Vendor wishes to transfer the Purchased Assets to the Purchaser, and the Purchaser wishes to acquire the Purchased Assets from the Vendor, upon the terms and subject to the conditions hereinafter contained.

NOW THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement, and for other good and valuable consideration, the Parties agree with each other as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms

Whenever used in this Agreement, the following words and terms have the meanings set out below:

"**Affiliate**" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the United States *Securities Exchange Act of 1934*, as amended;

"**Agreement**" means this asset purchase agreement, including all recitals and schedules, and all written amendments or restatements as permitted, and references to "**Article**" or "**Section**" hereof mean the specified Article or Section of this Agreement;

"**Assumed Liabilities**" means all liabilities of the Vendor due or accruing due as of the Closing Time and thereafter in respect of the Purchased Assets or under any agreement or contract relating to the Purchased Assets, all as set forth on Schedule A;

"**Assumed Royalty Obligations**" means all of the liabilities and obligations to pay a two percent net returns royalty with respect to the Properties to Royal Gold, Inc. as set out in the Royalty Deed dated January 31, 2008 between X-Cal USA, Inc. and Barrick Gold U.S. Inc.;

"**Business Day**" means any day, other than a Saturday or Sunday, on which banks in Reno, Nevada, United States are open for commercial banking business during normal banking hours;

"**Claim**" means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review;

"**Closing**" means the completion of the transfer of the Purchased Assets to the Purchaser pursuant to this Agreement;

"**Closing Date**" means November 1, 2012 or such other date as the Parties may agree;

"**Closing Documents**" means with respect to each of the Parties, each of the agreements and documents to which it is a party or by which it is bound and which is to be delivered by it at Closing;

"**Closing Time**" means the time on the Closing Date that the transfer of the Purchased Assets to the Purchaser is to occur or such other time as the Parties may agree;

"**Confidential Information**" means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses,

interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of any Party;

"**Consideration Shares**" means the Purchaser Shares to be issued to Paramount under Section 3.1 of this Agreement;

"**Data**" means all information, data and records, in whatever form, and all physical material, with respect solely to the title, ownership, mineral potential, environmental condition and liabilities, geology and other attributes of the Properties and the exploration for, extraction and selling of minerals from the Properties and results of all work in connection therewith, including all data, records, reports, field notes, assay results, projections, geological models, results of geological, geophysical and geochemical surveys, sections, drill logs, calculations, maps, charts, photographs, samples and sample pulps, assay rejects, physical rock or soil samples, drill core, feasibility studies, environmental studies, financial projections, metallurgical studies, title documents and agreements, trade secrets, know-how, specifications and drawings, which belongs to the Vendor;

"**Defense Notice**" has the meaning given to it in Section 6.2(3);

"**Encumbrances**" means any mortgage, deed of trust, pledge, lien, security interest, adverse interest, other third person interest or other encumbrance or burden of any nature, whether contingent or absolute, and any agreement to grant any of the foregoing;

"**Environmental Laws**" shall mean all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

"**Governmental Authority**" means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

(b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

"**Governmental Fees**" means the fees payable to Governmental Authorities in respect of the Mining Claims;

"**Hazardous Materials**" means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as "dangerous goods", a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other liquid hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation;

"**Indemnified Party**" has the meaning given to it in Section 6.2(3);

"**Indemnitor**" has the meaning given to it in Section 6.2(3);

"**Laws**" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and shall include without limitation Environmental Laws, and the term "applicable" with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or its or their business, undertaking or property, and emanate from a Governmental Authority having jurisdiction over the Person or its or their business, undertaking or property;

"**Loss**" means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any Claims, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and reasonable professional fees and disbursements;

"**Material Adverse Effect**" means a material adverse effect on the Purchased Assets, the knowledge of which would have affected any decision of a reasonable Person in the Purchaser's position regarding whether to enter into this Agreement, or would affect any decision of a reasonable Person in the Purchaser's position regarding whether to complete the transactions contemplated by this Agreement;

"**Mining Claims**" means the unpatented mining claims listed on Schedule B hereto; and

"**Notices**" has the meaning ascribed to such term in Section 10.1;

"**Parties**" means Paramount, the Purchaser and the Vendor and their respective successors or permitted assigns and "**Party**" means any one of them;

"**Person**" means any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

"**Properties**" means the Mining Claims and all rights appurtenant thereto, including all surface rights relating to such mining claims;

"**Purchased Assets**" means:

(a) the Properties; and

(b) the Data;

"**Purchaser Indemnified Person**" has the meaning given to it in Section 6.2(1).

"**Purchaser Shares**" means common shares in the capital of the Purchaser;

"**Rule 144**" has the meaning given to it in Section 5.1(5);

"**Securities Act**" has the meaning given to it in Section 5.1(5);

"**Third Party Claim**" means a Claim made against a party to this Agreement by any Person that is not a party to this Agreement;

"**United States**" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

"**Vendor Indemnified Person**" has the meaning given to it in Section 6.2(2).

Section 1.2 Certain Rules Of Interpretation

In this Agreement:

(1) Consent. Whenever a provision of this Agreement requires an approval or consent of a Party hereunder and such approval or consent (or an explicit denial or rejection of the same) is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have granted its approval or consent.

(2) Currency. Unless otherwise specified, all references to money amounts are to the lawful currency of the United States.

(3) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(4) Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(5) Including. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

(6) No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(7) Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(8) Statutory references. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(9) Time. Time is of the essence in the performance of the Parties' respective obligations.

(10) Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Section 1.3 Knowledge

Any reference to the knowledge of any Party shall mean to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant directors, officers and employees of the Party and, in the case of the Vendor or Paramount, of Paramount or the Vendor, respectively.

Section 1.4 Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement constitute the entire agreement between the Parties in connection with the transfer of the Purchased Assets to the Purchaser by the Purchaser and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements among the Parties pertaining thereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral among the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

Section 1.5 Schedules

The schedule to this Agreement, as listed below, is an integral part of this Agreement:

Schedule	**Description**
Schedule "A"	Assumed Liabilities
Schedule "B"	Description of Mining Claims
Schedule "C"	Legend

ARTICLE 2
ASSET TRANSFER

Section 2.1 Transfer

Upon and subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to acquire, purchase and accept from the Vendor, the Purchased Assets.

Section 2.2 Title

The sale, transfer and assignment referred to in Section 2.1 will occur and be effective as of the Closing Time without the need for any further step to be taken or document executed, and the Purchaser will thereupon be the direct and beneficial owner of the Purchased Assets.

Section 2.3 Legal Title

The Vendor will execute all documentation reasonably presented by the Purchaser to vest legal title to the Purchased Assets in the Purchaser as of the Closing Time. Regardless of the date of any registration or filing in respect of the transfer of the Purchased Assets, the Purchaser will be entitled to all rights, income, proceeds or other amounts derived from the Purchased Assets with regard to the period after the Closing Time.

ARTICLE 3
CONSIDERATION

Section 3.1 Consideration

In consideration for the Vendor transferring, assigning and selling the Purchased Assets to the Purchaser pursuant to this Agreement, the Purchaser will, at Closing:

(1) issue 6,000,000 Purchaser Shares ("**Consideration Shares**") to Paramount;

(2) assume, pay when due, perform and discharge the Assumed Liabilities; and

(3) reimburse the Vendor the amount of $21,000.00, being approximately 92% of the annual maintenance fees that the Vendor paid with respect to the Mining Claims on or before September 1, 2012.

The Consideration Shares shall be issued as fully paid, non-assessable shares in the capital of the Purchaser, free and clear of all Encumbrances. The certificate representing the Consideration Shares shall bear the legend set forth as Schedule C.

Vendor and Paramount acknowledge and agree that the issuance of shares, assumption and payments set forth in this Section 3.1 constitute good, valid and sufficient consideration for the Purchased Assets.

Section 3.2 Payment of Transfer Taxes

The Purchaser shall be liable for and shall pay all land transfer taxes, if any, duties and other like charges, properly payable upon and in connection with the transfer, assignment and sale of the Purchased Assets to the Purchaser.

ARTICLE 4
BOARD NOMINEE

Section 4.1 Paramount Nominee to Purchaser's Board of Directors

Paramount shall have the right at any time within 90 days following the Closing to nominate a representative to be appointed to the board of directors of the Purchaser, and the Purchaser agrees to take all reasonable action to cause such nominee to be appointed or elected to the Purchaser's board of directors. Upon termination of such Paramount representative's initial term as a director of Purchaser, such representative may be nominated to serve another term as a director of Purchaser with the mutual consent of Paramount and Purchaser. This provision shall survive Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties by the Vendor and Paramount

Each of the Vendor and Paramount represents and warrants to the Purchaser and confirms it is aware that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the transactions contemplated hereunder:

(1) Corporate Status. Each of the Vendor and Paramount is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and Delaware, respectively.

(2) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements or instruments contemplated or referred to herein by each of the Vendor and Paramount, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default under, or accelerate the performance required by:

  (a) any term or provision of any of the articles of incorporation, by-laws or other constating documents of the Vendor or Paramount;

  (b) any applicable Law or any order, decree or notice of any court or other governmental agency; or

  (c) the terms of any contract, indenture, agreement (written or oral), instrument or understanding or other commitment, obligation or restriction

to which the Vendor or Paramount is a party or by which the Vendor or Paramount is bound.

(3) Corporate Capacity and Binding Obligation. Each of the Vendor and Paramount has all necessary corporate power and capacity to carry on its business as presently conducted, to enter into this Agreement and to perform all of its obligations hereunder, including to sell, assign and transfer its interest in the Purchased Assets to the Purchaser in the manner contemplated herein. Each of the Vendor and Paramount has taken all necessary or desirable actions to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Purchased Assets by Vendor to the Purchaser. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by the Vendor or Paramount, as the case may be, will be a legal, valid and binding obligation of the Vendor or Paramount, enforceable against the Vendor or Paramount in accordance with its terms, subject to:

(a) bankruptcy, insolvency, moratorium, reorganization and other Laws relating to or affecting the enforcement of rights and remedies generally of creditors and secured parties; and

(b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted at the discretion of a court.

(4) Mining Claims.

(a) subject to the paramount title of the United States, to the best knowledge of Vendor and Paramount: (i) the Mining Claims were properly located and monumented on public domain land open to appropriation by mineral location, free and clear of any conflicting claims of which the Vendor or Paramount is aware; (ii) location notices and certificates and required maps were properly posted, recorded and filed with the appropriate Governmental Authorities for each of the Mining Claims; (iii) all assessment work required to hold the Mining Claims has been performed and all Governmental Fees including without limitation annual claim maintenance fees, BLM fees, Nevada county and state mining claim fees and other payments necessary to maintain the Mining Claims have been paid as required in order to maintain the Mining Claims in good standing through the assessment year ending September 1, 2013; (iv) all affidavits of assessment work, evidence of payment of Governmental Fees including timely payment of required claim maintenance fees, and other filings and recordings required to maintain the Mining Claims in good standing through the Effective Date have been properly and timely made, recorded or filed with appropriate Governmental Authorities; and (v) neither the Vendor nor Paramount has any knowledge of mining claims that conflict with the Mining Claims.

(b) the Vendor owns a 100% interest in the Properties, there is no adverse claim or challenge against or to the Vendor's ownership of the Properties, there are no outstanding agreements, leases or options (whether oral or written) that contemplate the acquisition of the Properties or any interest therein by any other Person, or that limit or define in any way the activities that may be conducted on the Properties, and except for the production royalty described in the Assumed Royalty Obligations and the State of Nevada net proceeds of mines tax, no Person is entitled to any royalty or other production or other payment based on mineral products which may be produced from the Properties and, to the knowledge of Vendor and Paramount, there is no Encumbrance burdening the Properties;

(c) to the knowledge of Vendor and Paramount, all operations and activities conducted by or on behalf of the Vendor or Paramount on or for the benefit of the Properties have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation Environmental Laws;

(d) to the knowledge of Vendor and Paramount, there are no adverse environmental conditions at the Properties which constitute a nuisance or that have caused or could result in a violation of or liability under any Environmental Laws. Neither the Vendor nor Paramount has received notification from any Person, including without limitation, any Governmental Authority, of any potential violation or alleged violation of any applicable Environmental Laws relating to the Properties or of any inspection or possible inspection or investigation by any Governmental Authority under any applicable Environmental Laws relating to the Properties. Neither the Vendor nor Paramount has received any notification of and has no knowledge of the presence or release of any Hazardous Materials, in the soil, subsurface strata or water in, on or under the Properties, and neither the Vendor nor Paramount has been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil, subsurface strata or water in, on or under the Properties;

(e) to the knowledge of the Vendor and Paramount, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing and reclamation operations on the Properties from being obtained, as and when necessary;

(f) all filings, payments and recordings required to be made with any governmental authority to maintain the Mining Claims in good standing have been made and all work requirements to be met to maintain the Mining Claims in good standing have been met and, to the knowledge of the Vendor, no default has been alleged in respect thereto; and

(g) each of the Vendor and Paramount has delivered or made available to the Purchaser all Data in its possession or control and it is not aware of any material fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations and warranties in this Section from being misleading or which may be material in the Purchaser's decision to enter into this Agreement and acquire the Purchased Assets.

(5) Private Placement. The Vendor and Paramount are acquiring the Consideration Shares solely for their own beneficial account, for investment purposes, and not with a view towards, or resale in connection with, any distribution of the Consideration Shares. The Vendor and Paramount have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares. The Vendor and Paramount have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Purchaser concerning the business, financial condition, results of operations and prospects of the Purchaser. The Vendor and Paramount have had access to such information concerning the Purchaser and the Consideration Shares as they deem necessary to make an informed investment decision concerning the Consideration Shares. The Vendor and Paramount understand that the Consideration Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933, as amended (the "**Securities Act**") and under the applicable securities laws of such states, or an exemption from such registration is available. In particular, Paramount is aware that the Consideration Shares are "registered securities," as such term is defined in Rule 144 promulgated under the Securities Act ("**Rule 144**"), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met.

(6) No Pending Legal Action. There are no pending, or to the knowledge of the Vendor or Paramount, threatened, actions, suits, claims, disputes or proceedings, or any order, writ injunction judgment or decree of any Governmental Authority, affecting the Purchased Assets or the Vendor nor is the Vendor or Paramount aware of any basis therefore.

(7) No Other Agreements. Other than the Purchaser under this Agreement, except as set forth in this Section 5.1, no Person has any agreement, option, understanding or commitment, or any right or privilege (whether pre-emptive, contractual or by Law) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Vendor of any of the Purchased Assets or any right or interest therein.

(8) Contractual and Regulatory Approvals. To the knowledge of the Vendor, there is no obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by the Vendor in connection with the execution, delivery or performance by the Vendor of this Agreement or the completion of the transactions contemplated herein.

Section 5.2 Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to the Vendor and Paramount as follows, and confirms that it is aware that the Vendor and Paramount are relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated hereunder:

(1) Corporate Status. The Purchaser is a is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

(2) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements or instruments contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(a) any term or provision of any of the articles of incorporation, by-laws or other constating documents of the Purchaser;

(b) any applicable Law or any order, decree or notice of any court or other governmental agency; or

(c) the terms of any contract, indenture, agreement (written or oral), instrument or understanding or other commitment, obligation or restriction to which the Purchaser is a party or by which the Purchaser is bound.

(3) Corporate Capacity and Binding Obligation. The Purchaser has all necessary corporate power and capacity to enter into this Agreement, to purchase the Purchased Assets from the Vendor and to perform each of its obligations under this Agreement. The Purchaser has taken all necessary or desirable actions to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to:

(a) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally; and

(b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted at the discretion of a court.

(4) Contractual and Regulatory Approvals. There is no obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by

the Purchaser of this Agreement or the completion of any of the transactions contemplated herein.

(5) Consideration Shares. Upon their issuance, the Consideration Shares will be fully paid and non-assessable shares of the common stock of the Purchaser, free and clear of all Encumbrances. Upon issuance of the Consideration Shares, there will be 66,587,502 issued and outstanding shares of common stock of the Purchaser.

ARTICLE 6
SURVIVAL, INDEMNIFICATION AND COVENANT

Section 6.1 Survival of Representations and Warranties

All of the representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement will survive Closing and the delivery of any conveyance documents at the Closing for two years after the Closing Date.

Section 6.2 Indemnities

(1) The Vendor and Paramount will jointly and severally defend, indemnify and save harmless the Purchaser, its Affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, the "**Purchaser Indemnified Person**") from and against all Claims asserted against, and all Losses suffered or incurred by, any of them directly or indirectly arising out of or resulting from:

(a) any breach or inaccuracy of any representation or warranty given by the Vendor or Paramount in this Agreement or any Closing Document; or

(b) any failure of the Vendor or Paramount to perform or fulfill any of its covenants or obligations under this Agreement or any Closing Document.

(2) The Purchaser will defend, indemnify and save harmless the Vendor, Paramount, their Affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, the "**Vendor Indemnified Person**") from and against all Claims asserted against, and all Losses suffered or incurred by, any of them directly or indirectly arising out of or resulting from:

(a) any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or any Closing Document; or

(b) any failure of the Purchaser to perform or fulfill any of its covenants or obligations under this Agreement or any Closing Document.

(3) Promptly after the assertion of any Third Party Claim against any Person entitled to indemnification under this Agreement (the "**Indemnified Party**") that results or may result in the incurrence by such Indemnified Party of any Loss for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party will promptly notify the Party from whom such indemnification is or

may be sought hereunder (the "**Indemnitor**") of such Third Party Claim. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Claim, the amount of the Third Party Claim, or if such amount is not then determinable, a reasonable estimate of the likely amount of the Third Party Claim. The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnified Party, except to the extent such failure prejudices the Indemnitor. Thereupon, the Indemnitor will have the right, upon written notice (the "**Defense Notice**") to the Indemnified Party within 30 days after receipt by the Indemnitor of notice of the Third Party Claim (or sooner if such Third Party Claim so requires) to conduct, at its own expense, the defense against the Third Party Claim in its own name or, if necessary, in the name of the Indemnified Party; provided that: (a) the Indemnitor acknowledges and agrees in the Defense Notice that as between the Indemnitor and the Indemnified Party, the Indemnitor is liable to pay for all Losses arising from or relating to such Third Party Claim; and (b) the Indemnitor provides to the Indemnified Party adequate security (approved by the Indemnified Party, acting reasonably) in respect of such Losses. The Defense Notice will specify the counsel the Indemnitor will appoint to defend such Third Party Claim, and the Indemnified Party will have the right to approve such defense counsel, which approval will not be unreasonably withheld. Notwithstanding any Defense Notice, any Indemnified Party will have the right to employ separate counsel in any Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel will not be included as part of any Losses incurred by the Indemnified Party unless (i) the Indemnitor failed to give the Defense Notice, (ii) such Indemnified Party has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnified Party and the Indemnitor with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor. The Party conducting the defense of any Third Party Claim will keep the other Party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the Indemnitor and the Indemnified Party consent, which consent will not be unreasonably withheld.

Section 6.3 Transfer Restrictions

(1) Paramount will not sell or otherwise transfer any Consideration Shares without registration under the Securities Act or an exemption therefrom.

(2) In particular, Paramount is aware that the Consideration Shares are "restricted securities," as such term is defined in Rule 144, and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Purchaser will remove the restrictive legend set forth in Schedule C and issue a certificate representing the Consideration Shares without such restrictive legend if (i) such Consideration Shares are registered for resale under the Securities Act, (ii) such Consideration Shares are sold or transferred pursuant to Rule 144 (assuming the transferor or transferee is not an affiliate (as defined in Rule 144) of the Purchaser) or Rule 144A, or (iii) such Consideration Shares are eligible for sale under

Rule 144 without regard to the volume, notice, manner of sale or current public information requirements of Rule 144.

(3) In furtherance of the obligations set forth in Section 6.3(2), at any time following the effective date of a registration statement registering the resale of the Consideration Shares, or at such earlier time as the restrictive legend is no longer required for the Consideration Shares, the holder of the Consideration Shares bearing the restrictive legend may request that the restrictive legend be removed. After such request has been made, the Purchaser will, within three Business Days following delivery of the certificate representing such Consideration Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer), deliver or cause to be delivered to the requesting holder a certificate representing such Consideration Shares that is free from all restrictive and other legends.

(4) In addition, the Purchaser shall provide a legal opinion to the Purchaser's transfer agent, if required by the transfer agent, on or within three Business Days after the effective date of a registration statement that registers the resale of the Shares, to effect the removal of the restrictive legend pursuant to Section 6.3(2)(i). Upon the request of the Purchaser or its transfer agent, the transferor of Consideration Shares shall cause its counsel to issue a legal opinion to the Purchaser's transfer agent to authorize and effect any removal of the restrictive legend pursuant to Section 6.3(2)(ii) or (iii).

(5) The provisions of this Section 6.3 shall survive the completion of the transaction contemplated by this Agreement and termination of this Agreement.

Section 6.4 After Acquired Title

Vendor and Paramount agree that the sale of the Properties effected by this Agreement includes the sale of any after acquired title to the Properties, and undertake and agree that they shall take any actions reasonably requested by the Purchaser to evidence the transfer to the Purchaser of any such after acquired title.

ARTICLE 7
CONDITIONS

Section 7.1 Mutual Conditions Precedent

Notwithstanding anything herein contained, the obligations of the Parties to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1) Representations and Warranties. All representations, warranties and covenants in this agreement may, at the option of the Party to which they are given, be treated as conditions, the breach of any of which will entitle that party to terminate this Agreement; and

(2) No Order or Regulation. As of the Closing, no legal action, suit or proceeding shall be pending that seeks to restrain the transactions contemplated by this Agreement.

ARTICLE 8
CLOSING

Section 8.1 Place of Closing

Subject to the terms and conditions hereof, the Closing shall occur at the Closing Time at the offices of Parsons Behle Latimer in Reno, Nevada, or at such other time and place as is mutually agreeable to the Parties.

Section 8.2 Deliveries at Closing

(1) At the Closing Time, the Vendor shall have delivered:

(a) such deeds, instruments of sale, transfer, conveyance, assignment or delivery, in recordable form or otherwise, in respect of the Purchased Assets or any part thereof, in form and substance satisfactory to the Purchaser, acting reasonably, to assure the full and effective sale, transfer, conveyance, assignment or delivery to the Purchaser of the Purchased Assets to be transferred under this Agreement;

(b) the Data;

(c) a certificate signed by an officer of each of the Vendor and Paramount dated the Closing Date certifying for and on behalf of the Vendor and Paramount, respectively, that:

(I) the representations and warranties made by the Vendor or Paramount, as the case may be, in this Agreement are true and correct;

(II) there has been no Material Adverse Effect since the execution date of this Agreement;

(III) the Vendor or Paramount, as the case may be, has complied with all covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to Closing; and

(IV) such other matters as may be reasonably requested by the Purchaser or the Purchaser's counsel;

(d) all other documents, including a FIRPTA certificate certifying that the Vendor is not a non-U.S. person for U.S. federal income tax purposes, to be delivered by the Vendor or Paramount pursuant hereto and such receipts and acknowledgments as may be required by the Purchaser, acting reasonably.

(2) At the Closing Time, the Purchaser shall have delivered to the Vendor and Paramount:

(a) A certificate representing the Consideration Shares bearing a legend substantially in the form set forth in Schedule C;

(b) a certificate signed by an officer of the Purchaser dated the Closing Date certifying for and on behalf of the Purchaser that:

(I) the representations and warranties made by the Purchaser in this Agreement are true and correct;

(II) the Purchaser has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing; and

(III) such other matters as may be reasonably requested by the Vendor, Paramount or their respective counsel.

(c) all other documents to be delivered by the Purchaser pursuant hereto and such receipts and acknowledgements as may be required by the Vendor, acting reasonably.

ARTICLE 9
CONFIDENTIALITY

Section 9.1 Confidentiality

(1) In the event of the termination of this Agreement without the completion of the transactions contemplated by this Agreement, except to the extent required by applicable Law, the rules of any stock exchange, or applicable order or other requirement of any Governmental Authority, the Purchaser in perpetuity shall keep confidential and not use for its own purposes (other than as contemplated by this Agreement) any Confidential Information obtained from the Vendor and/or Paramount and the Purchaser will promptly return to the Vendor and/or Paramount all documents, work papers and other material obtained by the Purchaser from the Vendor and/or Paramount in connection with this Agreement, including all copies, whether in written form or stored electronically.

(2) From and after the Closing Date, Vendor and Paramount agree to treat all Data relating to the Properties as confidential, and except as set out below, such information shall not be disclosed to any other person or entity, without the prior written consent of Purchaser, which such consent Purchaser may withhold in its sole discretion. In the event that Vendor or Paramount is required by any law, rule, regulation, or order to disclose to any third party or the public any of such information, it shall immediately notify Purchaser of such requirement and the terms thereof, together with a copy of such disclosure as may be contemplated, prior to such disclosure. Purchaser shall then have three (3) Business Days to review and comment upon such disclosure and to request, prior to disclosure, confidential treatment of any of the information under such terms as it shall, in its reasonable discretion, determine. Vendor and Paramount shall each use its reasonable best efforts to comply with such request prior to making the required disclosure. Notwithstanding the foregoing, if Vendor or Paramount receives advice from its legal

counsel that it should disclose such information within a timeframe that does not allow such review and comment by Purchaser, Vendor and/or Paramount may do so without being in breach of its obligations hereunder.

(3) Vendor and Paramount acknowledge that, based upon (i) information and data that may have been provided by them, or (ii) information and data derived or obtained by Purchaser pertaining to adjacent or nearby properties which it owns or in which it holds a contractual interest, Purchaser may have developed its own theories and interpretations regarding the potential for mineral development of the Properties that are regarded by Purchaser as confidential and/or proprietary to Purchaser and which have not been disclosed to Vendor or Paramount. Vendor and Paramount agree that in entering into this Agreement, they are not relying on Purchaser, and Purchaser has no obligation, to disclose any such information, data, theories or interpretations.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1 Notices

(1) All notices, payments and other required communications ("**Notices**") to the Parties shall be in writing, and shall be addressed respectively as follows:

in the case of the Purchaser, at:

200 S. Virginia Street
8th Floor
Reno, Nevada
89501

Attention:	David Rector
Email:	drector@valorgold.com
Fax No.:	(925) 938-0406

in the case of the Vendor and Paramount, at:

665 Anderson Street
Winnemucca, Nevada
89445

Attention:	Christopher Crupi
Email:	cccrupi@paramountgold.com
Fax No.:	(613) 226-9881

(2) Any Notice will be deemed to have been given and received:

(a) in the case of Notices sent by mail, three (3) Business Days after the same shall have been deposited in the mail properly addressed, certified or registered with return receipt requested and postage prepaid, unless at the

time of such posting or within three (3) Business Days thereafter, any strike, labour dispute or similar disruption of mail service shall come into effect, in which event such Notice shall not be valid;

(b) if delivered by hand (including by reputable commercial courier), on the day it was delivered to the recipient; and

(c) if sent by facsimile, on the Business Day following the day of sending, provided that a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was successfully sent in its entirety to the facsimile number of the recipient.

(3) A Party may at any time give to the other Parties notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

Section 10.2 Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

Section 10.3 Amendment

No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

Section 10.4 Further Assurances

The Parties shall, with reasonable diligence, both before and after the Closing Date, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Parties as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

Section 10.5 Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Parties. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

Section 10.6 Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

Section 10.7 Expense and Commissions

Except as provided otherwise in this Agreement or the Arrangement Agreement, each Party shall pay its own legal and other costs and expenses incurred in connection with this Agreement and agrees to save harmless each other Parties from and against any and all claims whatsoever for any commissions or other remuneration payable or alleged to be payable to anyone acting on its behalf.

As finder's compensation, Purchaser shall issue to Gordon Holmes 250,000 shares of its common stock upon closing of the transaction.

The Vendor and Paramount represent that they have conducted all negotiations and activities related to this Agreement and the transactions contemplated hereby in such a manner as not to give rise to any valid claim against the Purchaser or any third party for a brokerage commission, finder's fee or other fee or commission by reason of the transactions contemplated by this Agreement.

Section 10.8 Remedies

The Parties agree that in enforcing its rights under this Agreement, the remedy of specific performance shall be available to Purchaser, along with all other legal and equitable remedies available to it.

Section 10.9 Execution and Delivery

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic transmission (a scanned copy of a signature page sent via e-mail) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or be emailing a scanned copy of a signature page shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

VALOR GOLD CORP.

Per: ______________________
Name: Arthur Leger
Title: President

X-CAL USA, INC.

Per: ______________________
Name: Christopher Crupi
Title: Chief Executive Officer

PARAMOUNT GOLD & SILVER CORP.

Per: ______________________
Name: Christopher Crupi
Title: Chief Executive Officer

SCHEDULE "A"

ASSUMED LIABILITIES

Assumed Royalty Obligations

Royalty Deed dated January 31, 2008, from X-CAL USA, Inc. to Barrick Gold U.S. Inc., of a royalty on production equal to two percent (2%) of Net Returns from the production and sale of Valuable Minerals from the Claims, all as defined therein, recorded as Document 0250319, at book 582, page 489, on February 6, 2008, in the Official Records of the County Recorder, Lander County, State of Nevada.

The remainder of this page is intentionally left blank.

SCHEDULE "B"

DESCRIPTION OF MINING CLAIMS

"HH" CLAIM GROUP
REESE PEDIMENT PROJECT
LANDER COUNTY, NV

CLAIM NAME	BLM SERIAL NUMBER
HH 19	NMC 892164
HH 20	NMC 892165
HH 21	NMC 892166
HH 22	NMC 892167
HH 23	NMC 892168
HH 24	NMC 892169
HH 25	NMC 892170
HH 26	NMC 892171
HH 27	NMC 892172
HH 28	NMC 892173
HH 29	NMC 892174
HH 30	NMC 892175
HH 31	NMC 892176
HH 32	NMC 892177
HH 33	NMC 892178
HH 34	NMC 892179
HH 35	NMC 892180
HH 36	NMC 892181
HH 37	NMC 892182
HH 38	NMC 892183
HH 39	NMC 892184
HH 40	NMC 892185
HH 41	NMC 892186
HH 42	NMC 892187
HH 43	NMC 892188
HH 44	NMC 892189
HH 45	NMC 892190
HH 46	NMC 892191
HH 47	NMC 892192
HH 48	NMC 892193
HH 49	NMC 892194
HH 50	NMC 892195
HH 51	NMC 892196
HH 52	NMC 892197
HH 53	NMC 892198
HH 54	NMC 892199
HH 55	NMC 892200
HH 56	NMC 892201
HH 57	NMC 892202
HH 58	NMC 892203
HH 59	NMC 892204
HH 60	NMC 892205

CLAIM NAME	BLM SERIAL NUMBER
HH 61	NMC 892206
HH 62	NMC 892207
HH 63	NMC 892208
HH 64	NMC 892209
HH 73	NMC 892210
HH 74	NMC 892211
HH 75	NMC 892212
HH 76	NMC 892213
HH 77	NMC 892214
HH 78	NMC 892215
HH 79	NMC 892216
HH 80	NMC 892217
HH 81	NMC 892218
HH 82	NMC 892219
HH 83	NMC 892220
HH 84	NMC 892221
HH 85	NMC 892222
HH 86	NMC 892223
HH 87	NMC 892224
HH 88	NMC 892225
HH 89	NMC 892226
HH 90	NMC 892227
HH 91	NMC 892228
HH 92	NMC 892229
HH 93	NMC 892230
HH 94	NMC 892231
HH 95	NMC 892232
HH 96	NMC 892233
HH 97	NMC 892234
HH 98	NMC 892235
HH 99	NMC 892236
HH 100	NMC 892237
HH 101	NMC 892238
HH 102	NMC 892239
HH 103	NMC 892240
HH 104	NMC 892241
HH 105	NMC 892242
HH 106	NMC 892243
HH 107	NMC 892244
HH 108	NMC 892245
HH 243	NMC 892326
HH 244	NMC 892327
HH 245	NMC 892328
HH 246	NMC 892329
HH 247	NMC 892330
HH 248	NMC 892331
HH 249	NMC 892332
HH 250	NMC 892333
HH 251	NMC 892334
HH 252	NMC 892335
HH 253	NMC 892336

CLAIM NAME	BLM SERIAL NUMBER
HH 254	NMC 892337
HH 255	NMC 892338
HH 256	NMC 892339
HH 257	NMC 892340
HH 258	NMC 892341
HH 259	NMC 892342
HH 260	NMC 892343
HH 261	NMC 892344
HH 262	NMC 892345
HH 263	NMC 892346
HH 264	NMC 892347
HH 265	NMC 892348
HH 266	NMC 892349
HH 267	NMC 892350
HH 268	NMC 892351
HH 269	NMC 892352
HH 270	NMC 892353
HH 271	NMC 892354
HH 272	NMC 892355
HH 273	NMC 892356
HH 274	NMC 892357
HH 275	NMC 892358
HH 276	NMC 892359
HH 277	NMC 892360
HH 278	NMC 892361
HH 279	NMC 892362
HH 280	NMC 892363
HH 281	NMC 892364
HH 282	NMC 892365
HH 283	NMC 892366
HH 284	NMC 892367
HH 285	NMC 892368
HH 286	NMC 892369
HH 287	NMC 892370
HH 288	NMC 892371
HH 289	NMC 892372
HH 291	NMC 892373
HH 293	NMC 892374
HH 295	NMC 892375
HH 297	NMC 892376
HH 299	NMC 892377
HH 301	NMC 892378
HH 302	NMC 892379
HH 303	NMC 892380
HH 304	NMC 892381
HH 305	NMC 892382
HH 306	NMC 892383
HH 308	NMC 892384
HH 310	NMC 892385
HH 312	NMC 892386
HH 313	NMC 892387

CLAIM NAME	BLM SERIAL NUMBER
HH 314	NMC 892388
HH 315	NMC 892389
HH 316	NMC 892390
HH 317	NMC 892391

TOTAL NUMBER OF CLAIMS = 148

SCHEDULE "C"

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND, IN THE CASE OF (C), (D) OR (E), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION.